UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 18, 2016 (May 16, 2016)

BREITBURN ENERGY PARTNERS LP
(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

707 Wilshire Boulevard, Suite 4600
Los Angeles, CA 90017
(Address of Principal Executive Offices)
(213) 225-5900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 16, 2016, Breitburn Energy Partners LP (the “Partnership”) received a letter from the Listing Qualifications Department (“Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Partnership of its determination to delist the Partnership’s securities from Nasdaq. The letter was issued by the Staff pursuant to its discretionary authority under Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1 and provides that the determination to delist was based on the Partnership filing a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Petition”) and associated public interest concerns raised by the Chapter 11 Petition, concerns regarding the residual equity interest of the existing listed securities holders, and concerns about the Partnership’s ability to sustain compliance with all requirements for continued listing on Nasdaq, including the $1 minimum bid price requirement.

Unless the Partnership requests an appeal of this determination, trading in the Partnership’s securities will be suspended at the opening of business on May 25, 2016, and Nasdaq will file a Form 25-NSE with the Securities and Exchange Commission to remove the Partnership’s securities from listing and registration on Nasdaq. The request for appeal must be submitted to Nasdaq on or before May 23, 2016. The Partnership does not intend to appeal the Nasdaq’s determination. If the Partnership does not appeal the Staff’s determination, the Partnership expects that its common units will be eligible to be quoted on the OTC Pink operated by the OTC Markets Group Inc. (the “OTC Pink”). To be quoted on the OTC Pink, a market maker must sponsor the security and comply with SEC Rule 15c2-11 before it can initiate a quote in a specific security. The OTC Pink is a significantly more limited market than Nasdaq, and the quotation of the Partnership’s common units on the OTC Pink may result in a less liquid market available for existing and potential unitholders to trade the Partnership’s common units and could further depress the trading price of the Partnership’s common units. There can be no assurance that any public market for the Partnership’s common units will exist in the future or that the Partnership will be able to relist its common units on a national securities exchange.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS LP

	By:	BREITBURN GP LLC,
its general partner

Date: May 18, 2016	By:	/s/ Gregory C. Brown
Gregory C. Brown
Executive Vice President, General Counsel and Chief Administrative Officer